Exhibit 99.1

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LIONEL SAWYER & COLLINS
SAMUEL S. LIONEL (SBN 1766) slionel@lionelsawyer.com
CHARLES H. McCREA, JR. (SBN 104) cmccrea@lionelsawyer.com
STEVEN C. ANDERSON (SBN 11901) sanderson@lionelsawyer.com
1700 Bank of America Plaza
300 South Fourth Street
Las Vegas, Nevada 89101
Tel:	702.383.8888
Fax:	702.383.8845

MORGAN, LEWIS & BOCKIUS LLP
MARC J. SONNENFELD* msonnenfeld@morganlewis.com
1701 Market Street
Philadelphia, Pennsylvania 19103
Tel:	215.963.5000
Fax:	215.963.5001

JOSEPH E. FLOREN* jfloren@morganlewis.com
BENJAMIN P. SMITH* bpsmith@morganlewis.com
CHRISTOPHER J. BANKS* cbanks@morganlewis.com
One Market, Spear Street Tower
San Francisco, CA 94105-1126
Tel:	415.442.1000
Fax:	415.442.1001

Attorneys for Plaintiff
KAZUO OKADA
* pro hac vice application forthcoming

UNITED STATES DISTRICT COURT

DISTRICT OF NEVADA

KAZUO OKADA, an individual,	Case No. 2:13-cv-00136

Plaintiff, v.	COMPLAINT FOR VIOLATIONS OF FEDERAL SECURITIES LAWS AND FOR INJUNCTIVE RELIEF

WYNN RESORTS, LIMITED, a Nevada corporation,
Defendant.

Case No. 2:13-cv-00136

COMPLAINT FOR VIOLATIONS OF FEDERAL SECURITIES LAWS AND FOR INJUNCTIVE RELIEF

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NATURE OF THE ACTION

1. Plaintiff Kazuo Okada (“Mr. Okada”), a co-founder and member of the Board of Directors of Wynn Resorts, Ltd. (“Wynn Resorts” or the “Company”), brings this action against Wynn Resorts to seek relief for the Company’s violations of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Securities and Exchange Commission (“SEC”) Rule 14a-9 promulgated thereunder.

2. On January 3, 2013, Wynn Resorts issued a materially false and misleading definitive proxy statement (the “January 3 Proxy” or “Proxy”). The Proxy announces that the Board of Directors of Wynn Resorts (the “Board”), acting through an “Executive Committee” comprised of all directors other than Mr. Okada, has called a Special Meeting of the Company’s shareholders for February 22, 2013. In the Proxy, Wynn Resorts seeks the shareholders’ approval of a proposal by Wynn Resorts to remove Mr. Okada from the Board prematurely, ahead of the scheduled expiration of his term at the regular 2014 Annual Meeting of shareholders (which has not yet been scheduled). In recommending that the Company’s shareholders vote to remove Mr. Okada from the Board, the Proxy makes numerous materially false and misleading statements, as detailed herein, as part of its effort to avoid an honest and informed shareholder vote on its dealings and to silence the only dissenting voice on its Board with respect to certain actions of Steve Wynn and other Company management.

3. The Board has called the Special Meeting in spite of Wynn Resorts’ public admission that Mr. Okada adds “significant value” to the Company, and despite the fact over his decade of service as a founding director and Vice Chairman of Wynn Resorts, the Company’s shares have consistently outperformed the S&P 500, the Dow Jones US Casino Index, and the US Casino index.

4. The Company’s Special Meeting is part of a calculated effort by Chairman and Chief Executive Officer Stephen A. Wynn (“Steve Wynn”) to reconsolidate power in his hands, and to deflect attention from highly suspicious and apparently improper activities in which the Company has engaged under Steve Wynn’s direction relating to its efforts to open a new casino resort on the Cotai Strip in Macau, China. The tactics employed to oust Mr. Okada include an

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illegal share redemption, a one-sided “investigative report” that was intended to offer only Steve Wynn’s views disguised as a purportedly independent investigation, and a suspiciously timed “about face” in the Company’s view of Mr. Okada’s longstanding plan to build a casino in the Philippines, among others.

5. It is critically important that independent voices be represented on every public company’s board. If Steve Wynn is successful in removing Mr. Okada from the Board, the remaining directors will be fully aligned with Steve Wynn, without anyone to offer independent views, check his power, or speak on behalf of shareholders and the best interests of the Company. Indeed, Steve Wynn has already formed an “Executive Committee” with full power to manage the Company without requiring a vote from Mr. Okada on even fundamental corporate decisions. Mr. Okada is, along with Steve Wynn, one of the longest-serving directors of the Company, and he controlled by far the largest financial stake in the Company of any shareholder (a 19.66% interest) through Aruze USA, Inc., of which Mr. Okada is the President and majority owner of its parent company, until the Company unlawfully redeemed that interest at the direction of Steve Wynn in February 2012. Mr. Okada is seeking the restoration of those shares in other litigation in which Wynn Resorts has embroiled him beginning in February 2012, so that he may continue to exercise the good stewardship of Wynn Resorts as a major shareholder and director that he has shown since the Company’s inception.

6. Mr. Okada was the only director to vote against Wynn Resorts’ unprecedented decision to donate $135 million to the University of Macau Development Fund in May 2011, which was followed just one month later by the grant of a land concession for the Company’s new Macau casino project. This donation is now the subject of media scrutiny1 and several investigations regarding potential bribery and Foreign Corrupt Practices Act (“FCPA”) violations. Mr. Okada has, moreover, independently obtained copies of documents that, on their face, show a $50 million payment by Wynn Resorts to an obscure Macau company and individuals with connections to Macau’s former top official and prominent local figures.

[1]

See, e.g., Kate O’ Keefe and Alexandra Berzon, Macau School Ties Roil Wynn Resorts, THE WALL STREET JOURNAL (March 2, 2012); Kate O’ Keefe, In Wynn’s Macau Deal, a Web of Political Ties, THE WALL STREET JOURNAL, (July 1, 2012).

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7. Mr. Okada is committed to protect and preserve the sound corporate governance of Wynn Resorts, the company he helped create. He seeks to enjoin the hastily assembled Special Meeting of February 22, 2013, so as to ensure that shareholders are told the true facts and enabled to exercise their right to vote based upon complete information, rather than the one-sided propaganda put forth in the January 3 Proxy by Steve Wynn’s Executive Committee.

8. The January 3 Proxy omits and/or misrepresents material facts in contravention of Section 14(a) and SEC Rule 14a-9 regarding, among other things:

(a) the supposed “imperative” need to remove Mr. Okada immediately;

(b) the Company’s authorization of the casino resort development in the Philippines by Mr. Okada’s companies;

(c) Mr. Okada’s efforts to shed light on Steve Wynn’s dealings in Macau as a representative of the Company;

(d) the legitimacy of the purportedly “independent” investigative report offered as central justification of the removal proposal;

(e) Mr. Okada’s alleged failure to sign the Company’s Code of Conduct and attend a mandatory compliance training; and

(f) the Executive Committee’s unilateral and unlawful redemption of Mr. Okada’s controlling equity interest in the Company.

9. The foregoing information is material to the impending decision of Wynn Resorts’ shareholders whether to vote in favor of the Executive Committee’s pretextual effort to remove Mr. Okada as a director. As such, Wynn Resorts’ violations of Section 14(a) and SEC Rule 14a-9 threaten shareholders with abdication of Company management to the personal inclinations of Steve Wynn and the insiders beholden to him. These violations warrant preliminary and permanent injunctive relief to prevent the February 22, 2013 Special Meeting from occurring on the current biased and misleading record.

JURISDICTION AND VENUE

10. This Court has jurisdiction over all claims asserted herein pursuant to 28 U.S.C. § 1331 (federal question) and 15 U.S.C. § 78aa (violations of the 1934 Act) for violations of

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Section 14(a) of the 1934 Act and SEC Rule 14a-9 promulgated thereunder. Subject matter jurisdiction over all claims also exists under 28 U.S.C. § 1332(a)(2) (diversity, citizens of a state and of a foreign state) as the amount in controversy, including the value of Mr. Okada’s directorship, exceeds $75,000, exclusive of interest and costs.

11. Venue is proper in this District under 28 U.S.C. § 1391(b)(2). Defendant Wynn Resorts is headquartered and conducts corporate governance activities in Las Vegas, Nevada. The Proxy was issued from Las Vegas, Nevada; the Special Meeting is scheduled to occur in Las Vegas, Nevada; and certain agents of Defendant have caused the acts and events central to this Complaint within this District.

THE PARTIES

12. Plaintiff Kazuo Okada is a citizen of Japan and resident of Hong Kong. Along with Steve Wynn, Mr. Okada co-founded the Company and has been a member of its Board of Directors since 2002. Mr. Okada has been a successful entrepreneur in the gaming industry for decades, and is the Chairman, founder, and indirect majority owner of Universal Entertainment Corporation (“Universal”), a publicly held global entertainment company headquartered in Tokyo, Japan, whose stock is listed on the Osaka Securities Exchange (JASDAQ Market). Founded by Mr. Okada in 1969, Universal manufactures pachislot and pachinko machines, amusement machines, and video games, holds a multi-billion dollar investment in Wynn Resorts through its wholly owned subsidiary Aruze USA, Inc. (“Aruze USA”) (a Nevada corporation of which Mr. Okada is President and a director), and since 2008 has been developing a world-class casino resort project in the Philippines, which is expected to open its doors in 2014.

13. Mr. Okada became a director and Vice Chairman of Wynn Resorts before its initial public offering in October 2002, and has been repeatedly reelected to the Company’s Board since then. Mr. Okada is currently serving a three-year term as Director to which he was elected at the Company’s Annual Meeting of shareholders in May 2011. Mr. Okada served as Vice Chairman of the Board until the elimination of that position in 2011. His current term as Director will expire at the Company’s regular 2014 Annual Meeting, which has not yet been scheduled. By suddenly calling a Special Meeting of shareholders on February 22, 2013, the Executive

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Committee of Wynn Resorts’ Board now seeks to cobble together the mandatory two-thirds affirmative shareholder vote required by law to remove Mr. Okada as a director prior to the expiration of his term.

14. Defendant Wynn Resorts, Ltd. is a corporation organized and existing under the laws of the State of Nevada with its principal place of business in Las Vegas, Nevada. Wynn Resorts’ stock is publicly traded on NASDAQ under the ticker symbol “WYNN.”

GENERAL ALLEGATIONS

15. In 1969, Mr. Okada founded what is now Universal Entertainment Corporation, ultimately leading to a revolution in the pachinko gaming industry. Among the pioneers of video poker machines, Mr. Okada first met Steve Wynn while marketing electronic gaming in Las Vegas. The improbable redemption of Steve Wynn and astounding success of Wynn Resorts would not have been possible, absent the trust and guiding vision of Mr. Okada.

16. Steve Wynn has a long history in Las Vegas. As of 2000, he was the CEO of Mirage Resorts, Inc. On May 31, 2000, MGM Grand Inc. completed a merger with Mirage Resorts, Inc. The next month, after a boardroom battle which centered on allegations that Steve Wynn misappropriated company funds, MGM Grand ousted Steve Wynn as CEO of Mirage Resorts.

17. Steve Wynn was anxious to rebuild his reputation and standing in Las Vegas after his public ouster. He had plans to build a new casino at the old Desert Inn. It was to be a monument to himself, called “Wynn.” But he lacked the capital to fund the development of the casino, and undertook an extensive search for investors. He was shunned by virtually every person he solicited – outside investors and Las Vegas insiders alike. Mr. Okada was the only person willing to give Steve Wynn a second chance.

18. Mr. Okada arranged for Aruze USA to contribute $260 million of startup cash to Valvino Lamore, LLC (“Valvino”), a company set up by Steve Wynn to finance the Desert Inn renovation, and which became the predecessor of what is now Wynn Resorts. In return, Aruze USA received a 50% membership interest in Valvino. Mr. Okada’s contribution was the seed capital that opened the door for development of Wynn Resorts.

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19. In April 2002, at Steve Wynn’s request, Mr. Okada arranged for Aruze USA to contribute another $120 million to Valvino. Although $30 million was to be used to expand into Macau, Steve Wynn did not specify how he would use the other $90 million. Mr. Okada’s recent efforts to learn the truth of this matter have been rebuffed by Wynn Resorts, as described below.

20. In preparation for the Company’s expansion and anticipated public offering of stock, Wynn Resorts was incorporated in 2002 and received all of Valvino’s assets, with the consent of Mr. Okada and Aruze USA. Aruze USA owned approximately 47.4% of the outstanding common stock of Wynn Resorts immediately prior to its initial public offering on October 25, 2002, at which point Mr. Okada arranged for Aruze USA to purchase another $72.5 million of common stock, bringing his total investment in Wynn Resorts to roughly $452.5 million. After the public offering, Aruze USA remained one of the two largest shareholders of Wynn Resorts stock, along with Steve Wynn, who owned roughly the same amount of shares.

21. In accordance with Nevada licensing requirements for owners of substantial interests in a licensed gaming operation, Mr. Okada, along with Universal and Aruze USA, were determined by the Nevada Gaming Control Board to be “suitable” persons with respect to their ownership interests and control over Wynn Resorts. That determination has not been altered and remains in effect today.

22. In 2008, Universal and Aruze USA took steps to begin a world-class casino resort project of their own at a prime location in the Philippines, a country in which Wynn Resorts had no operations. Mr. Okada disclosed these plans to Wynn Resorts, invited Wynn Resorts to join and participate, and expected that the project would become a joint venture of Universal and Wynn Resorts – just as Wynn Resorts had begun as a joint venture of Universal and Steve Wynn. Wynn Resorts was aware that Universal’s project in the Philippines would eventually come into competition with Wynn Resorts’ Macau operations if the Company chose not to participate in it, and made disclosures to shareholders on this subject as early as 2009. Universal proceeded with the project, established an operating subsidiary in the Philippines which obtained a provisional license from the governmental gaming licensing authority in 2008, and Steve Wynn traveled to the Philippines along with Mr. Okada for meetings to review the plans for the project. Construction has recently begun, and Universal’s Philippine resort is expected to open its doors in 2014.

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23. Under Mr. Okada’s direction, Aruze USA retained its investment in Wynn Resorts. By 2011, Aruze USA held 24,549,222 shares of Wynn Resorts stock, representing approximately 19.66% of the shares outstanding, making it the largest shareholder of the Company. Steve Wynn’s ownership interest in the Company, by contrast, had sharply declined to 10,026,708 shares, representing approximately 8.03% of the shares outstanding, as a result of Steve Wynn’s various dispositions of shares and a divorce settlement.

24. Throughout the years, Wynn Resorts has repeatedly recognized Mr. Okada’s pivotal role in the Company. An April 7, 2011 SEC filing by the Company recommending that shareholders re-elect Mr. Okada to the Board described him, “a founding stockholder [and] Company’s Vice Chairman,” as bringing “an international perspective that is essential to the Company’s strategic vision.” The Company further acknowledged that Mr. Okada “adds significant value to our operations.”

25. That same month, Mr. Okada was the sole director of the Company to vote against an unprecedented $135 million donation to the University of Macau Development Fund. That donation represented approximately 70% of the Development Fund’s entire endowment, and the Chancellor of the University of Macau also had ultimate oversight of gaming matters in Macau. Mr. Okada believed it was improper and inadvisable, and dissented from the Board’s decision to approve the donation. One month later, the $135 million pledge coincided with Wynn Resorts’ Cotai casino project receiving a land concession from the Macau government that it had been seeking for five years.

26. Following Mr. Okada’s dissent, the Company abruptly changed its tune. On September 30, 2011, Wynn Resorts’ counsel informed counsel for Mr. Okada that Wynn Resorts’ Compliance Committee had commissioned two “investigations” and had produced an investigative “report” raising questions about Universal’s efforts to launch a flagship casino resort in the Philippines. The Company, however, had already blessed Universal’s independent expansion into that region, as detailed below. Nonetheless, the Company brought its plan into

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stark relief: Mr. Okada could either step down as a director and controlling shareholder, or see the Compliance Committee take up the matter itself at the Board’s upcoming November 1, 2011 meeting.

27. Mr. Okada refused to accede to the ultimatum. At the November 1 meeting, Compliance Committee Chair Robert Miller presented an oral report of one internal and two purported “independent” investigations into allegations of suitability, conflicts of interest, and possible breaches of fiduciary duties related to Universal’s investments in the Philippines. To date, the contents of these purported investigations have not been disclosed to Mr. Okada.

28. Mr. Miller reported that the Compliance Committee had retained Freeh Sporkin & Sullivan LLP (“Freeh Sporkin”) as a special investigator to conduct yet another “independent” investigation into Mr. Okada and the activities of Universal and Aruze USA. The Board – without debate, deliberation, or allowing Mr. Okada a chance to respond – eliminated Mr. Okada’s position as Vice Chairman of the Board and ratified the decision to hire Freeh Sporkin.

29. Although Mr. Okada believed there was no basis for any investigation, he resolved to cooperate with it. In early November 2011, counsel for Mr. Okada contacted Freeh Sporkin requesting further information regarding how its investigation would proceed and to request copies of documents, evidence, or reports related to any allegations against Mr. Okada. Freeh Sporkin declined requests to provide any materials and none were produced by Wynn Resorts attorneys.

30. On February 15, 2012, Mr. Okada sat for a full-day interview with Mr. Freeh and other lawyers for Freeh Sporkin. Despite prior requests by Mr. Okada’s counsel, Freeh Sporkin refused to provide any detail regarding the subjects to be covered during the interview. Instead, Freeh Sporkin said only that questions would touch on “all matters related to Mr. Okada’s, Universal’s, and Aruze’s activities in the Philippines and Korea.” The interview went well into the evening, hours past the time originally estimated. Much of the interview focused on the Freeh Sporkin lawyers’ specific questions about hospitality expenses for a variety of guests at Wynn Resorts hotels over a three-year period, for which Universal had reimbursed Wynn Resorts – matters as to which Mr. Okada had little or no personal involvement, knowledge, or recollection

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at the time, and for which he had been unable to prepare because the Freeh Sporkin lawyers had not previously disclosed that they were interested in asking him about any hospitality expenses. At the end of the interview, Mr. Okada stated that he would look into the matters raised during the interview, and that he would be willing to report back with detailed information once it could be assembled.

31. Hours later, Wynn Resorts hurriedly gave notice of a special meeting of its Board to take place on Saturday, February 18, 2012 at 9:00 a.m. in Las Vegas, or 2:00 a.m. Sunday morning in Japan. The meeting agenda listed Freeh Sporkin’s report (the “Freeh Report”), even though Mr. Okada’s interview was just concluded and Mr. Okada had been told he would have an opportunity to respond and provide further information with respect to any allegations or findings.

32. Despite Mr. Freeh’s promise, Mr. Okada was given no opportunity to respond to the allegations in his report. The only purported “opportunity” provided to Mr. Okada was a nine-hour window immediately preceding presentation of the report to the Board on February 18, but neither Mr. Freeh nor Wynn Resorts even provided the report to Mr. Okada or his counsel so that he could respond.

33. Before the February 18 Board meeting, Steve Wynn attempted to use the impending Freeh Report to advance his own personal interest by implicitly threatening its public disclosure if Mr. Okada would not cause Aruze USA to sell its Wynn Resorts shareholdings to Steve Wynn personally. After Mr. Freeh’s interview of Mr. Okada, attorneys for Wynn Resorts advised Mr. Okada’s representatives that, instead of having the Board consider the Freeh Report, Mr. Wynn would be willing to buy Aruze USA’s shares at a substantial discount. A sale to Mr. Wynn was presented as an alternative to the threat of embarrassment and regulatory issues attendant to possible disclosure of the Freeh Report. Mr. Okada did not give in to Steve Wynn’s threats.

34. When it came time for the meeting – at 2:00 a.m. on Sunday morning – Mr. Okada sat ready to participate by telephone. The Freeh Report was presented in English with no translation for Mr. Okada, who speaks little English and attended via telephone. Mr. Okada stated that he could not understand the presentation, and that he would be able to address the claims of the report only after receiving a copy and discussing with counsel.

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35. At one point Wynn Resorts hung up the telephone, cutting Mr. Okada off from the meeting. A Company officer later claimed that cutting off the telephone connection was a “misunderstanding.” Mr. Okada was not reconnected. He waited awake in the middle of the night to be reconnected.

36. At 1:45 a.m. PST on February 19, 2012, Aruze USA’s counsel received notice that Wynn Resorts, by vote of the Board, had unilaterally redeemed and canceled Aruze USA’s entire equity interest in Wynn Resorts, 24,549,222 shares then valued at approximately $2.7 billion based on the last closing price for the Company’s stock. In the redemption notice, the Company stated that it would pay for Aruze USA’s cancelled stock by giving an unsecured promissory note for approximately $1.936 billion, a discount of exactly 30% off the $2.7 billion value measured by the market’s valuation based on the prior day’s closing price, and 33% less than the $2.9 billion valuation Wynn Resorts had publicly proclaimed in a January 27, 2012 court filing. The promissory note would be unsecured, payable in 10 years, and would bear only 2% interest. Thirty minutes later, at 2:14 a.m. PST on February 19, 2012, Wynn Resorts filed a lawsuit against Mr. Okada, Universal, and Aruze USA in Clark County District Court, Nevada, seeking among other things a judicial declaration that its seizure and cancellation of Aruze USA’s shares at a 30% discount payable via a 10-year unsecured note was proper. Mr. Okada believes it was not.

37. Mr. Okada also discovered that the Board had approved the establishment of an “Executive Committee,” consisting of all directors other than Mr. Okada, with all powers and authority of the Board to manage, conduct and control the affairs of Wynn Resorts between annual meetings. Through the device of the Executive Committee, Mr. Okada has been effectively excluded from the meetings and deliberations of the Board since February 18, 2012.

38. Although Wynn Resorts had claimed the Freeh Report was “confidential” and had tried to extract a nondisclosure agreement from Mr. Okada in order to see the report at the time of the February 18, 2012 Board meeting immediately prior to the redemption, Wynn Resorts immediately thereafter made the supposedly “confidential” report public as an exhibit to its

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lawsuit filing in the early morning of February 19, 2012 (a Sunday), and a copy was immediately leaked to the Wall Street Journal. On the next business day, February 22, 2012, the Company filed a Form 8-K with the SEC disclosing its lawsuit and attaching another complete copy of the Freeh Report to its public filing. A true and correct copy of the Freeh Report as published by Wynn Resorts is attached hereto as Exhibit A. To date, the Company has refused repeated requests by Mr. Okada to produce copies of the numerous exhibits referred to in the Freeh Report.

39. Although Steve Wynn could leverage his influence over the Board to attempt to oust Mr. Okada as a majority shareholder (the illegality of which will be established in separate litigation proceedings), it would not be so easy to remove Mr. Okada as a director. The Articles of Incorporation and Nevada law provide that a director may not be removed from office other than by two-thirds of the voting power of all issued and outstanding stock.

40. On March 7, 2012, the Executive Committee caused Wynn Resorts to file preliminary proxy materials (the “March 2012 Proxy”) for a proposed Special Meeting of stockholders for the purpose of voting on a proposal to remove Mr. Okada as a director. The proposed proxy solicitation relied exclusively on the Freeh Report, the Executive Committee’s determination that Mr. Okada and his companies were purportedly “Unsuitable Persons” under the Articles of Incorporation, and a recitation of allegations in the Company’s February 19, 2012 complaint. A true and correct copy of the March 2012 Proxy is attached hereto as Exhibit B. Wynn Resorts abandoned this initial proposal to remove Mr. Okada from the Board before moving forward with it. It never filed a definitive proxy statement, did not call the proposed Special Meeting, and did not deliver the March 2012 Proxy to shareholders.

41. On December 13, 2012, the Company announced in a Form 8-K that four longtime directors had “resigned from the Board of Directors” to “devote more time to their other business commitments” and “to reduce the number of inside directors.” The Board was thus reduced in size from twelve to nine members and, according to the same Form 8-K, Steve Wynn’s term of directorship was extended from 2013 to the Annual Meeting in 2014.

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42. On January 3, 2013, the Executive Committee caused Wynn Resorts to file the January 3 Proxy giving rise to this Complaint. The Proxy gives notice to the Company’s shareholders of a Special Meeting of shareholders in Las Vegas on February 22, 2013, for the following exclusive purposes:

1. To consider and vote on a proposal to remove Mr. Kazuo Okada as a director of the Company (the “Removal Proposal”); and

2. To consider and vote on a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate in the view of the Board of Directors of the Company (the “Board”) or the Executive Committee of the Board (the “Executive Committee”), to solicit additional proxies in favor of the Removal Proposal if there are insufficient proxies at the time of such adjournment to approve the Removal Proposal (the “Adjournment Proposal”).

43. In the Proxy, the Executive Committee “recommends that stockholders vote ‘FOR’” both proposals, contending “that it is essential from a gaming regulatory standpoint to remove Mr. Okada from the Board and that failure to take steps to separate the Company from Mr. Okada … poses material risks to the Company.” The Proxy’s one-sided and incomplete account of events makes numerous material misstatements and omits material facts necessary to render other statements therein not misleading, as detailed below. This usurpation of shareholders’ right to make an informed decision regarding a critical issue of corporate governance is a deliberate effort to deceive shareholders, and at a minimum is the product of gross negligence on the part of Wynn Resorts, directed by Steve Wynn and his handpicked Executive Committee.

44. The January 3 Proxy acknowledges on page 1 that all shares represented by executed and unrevoked proxies “will be voted ‘FOR’ the Removal Proposal and ‘FOR’ the Adjournment Proposal” unless otherwise specified by the shareholder. Moreover, if the Removal Proposal fails, the Executive Committee has authorized itself on page 9 of the January 3 Proxy “to continue to seek to obtain a sufficient number of additional votes to approve the Removal Proposal.” In this way, Steve Wynn attempts to bypass the normal corporate governance procedure whereby Mr. Okada would have the right to seek re-nomination and a full and fair vote on Mr. Okada’s re-election to the Board upon the expiration of his term at the Company’s regularly scheduled 2014 Annual Meeting.

45. A true and correct copy of the January 3 Proxy is attached hereto as Exhibit C.

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THE JANUARY 3 PROXY IS MATERIALLY FALSE AND MISLEADING

46. In an attempt to secure shareholder support for the Removal Proposal, the Executive Committee caused Wynn Resorts to issue the materially false and misleading January 3 Proxy. The Proxy contains material misrepresentations and omissions of material facts, as detailed below, in contravention of Section 14(a) of the 1934 Act and SEC Rule 14a-9:

The Purported “Imperative” Need to Remove Mr. Okada

47. The January 3 Proxy claims on page 3 that it is “imperative that Mr. Okada be removed as a director of the Company at the [February 22, 2013] Special Meeting,” as opposed to allowing his term to expire at the regular 2014 Annual Meeting of shareholders, which has not yet been scheduled.

48. In a baseless effort to justify its extraordinary act of calling a Special Meeting, the Executive Committee cites the Company’s “strategic plan to expand its operations into new jurisdictions,” including Pennsylvania and Massachusetts. The Proxy thereafter claims on page 8 that Mr. Okada’s removal is necessary to protect Wynn Resorts’ “integrity and stature in the gaming industry” as it “appl[ies] for and receiv[es] additional gaming licenses (including jurisdictions where the Company has recently filed applications).”

49. In making these claims, the Proxy fails to disclose that Mr. Okada, Aruze USA, and Universal were found “suitable” by the Nevada Gaming Control Board in 2005, and that there has been no modification to that finding.

50. There is likewise no mention of the Company’s abandoned efforts from March 2012 to implement the same extraordinary strategy that it attempts today. Then, as now, the Committee purportedly believed “it is essential from a gaming regulatory standpoint to remove Mr. Okada from the Board and that failure to take steps to separate the Company from Mr. Okada and his affiliates poses material risks to the Company.” March 2012 Proxy, at page 4 (emphasis added). Despite the imminent threat that Mr. Okada allegedly represented, the Executive Committee found it in the Company’s best interests to wait nearly nine months before suddenly calling its shareholders to action. The Proxy fails to disclose why it is now supposedly urgent to remove Mr. Okada from the Board given that it has not been urgent since early 2012.

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51. Despite portraying an “imperative” need to remove Mr. Okada, the January 3 Proxy conveniently omits any mention of the fact that the Company has sat on the proposal to remove him as a director for nearly a year following the Executive Committee’s “unsuitability” determination in February 2012, when according to page 3 of the January 3 Proxy, the Company’s Gaming Compliance Committee had already concluded a “year-long investigation” into Mr. Okada’s investments overseas.

52. The January 3 Proxy also fails to disclose that the Company and its Executive Committee waived another opportunity to raise the supposedly urgent need to remove Mr. Okada at the Company’s regular 2012 Annual Meeting of shareholders, held on November 2, 2012, let alone explain what has supposedly occurred making the removal of Mr. Okada purportedly now urgent, when it was not even sufficiently urgent for the Executive Committee to add it to the agenda of the November 2, 2012 Annual Meeting. The Annual Meeting provided an appropriate forum for the Executive Committee to raise, and for shareholders to decide, the issue, if it really needed to be decided – and provided that Wynn Resorts gave a truthful and non-misleading account of the material facts (which it has not). But the Executive Committee again did nothing, for reasons it has not explained. The January 3 Proxy discloses no facts that supposedly support Mr. Okada’s removal which have come to light between the scheduling of the November 2, 2012 Annual Meeting and the January 3 Proxy for a Special Meeting.

53. Meanwhile, the Proxy fails to disclose that “new jurisdictions” have long been pursued by Wynn Resorts without any need for a special meeting to remove Mr. Okada. For example, in 2010, Wynn Resorts took steps to invest in a casino to be located in South Philadelphia, Pennsylvania, but then withdrew the effort. Nonetheless, Wynn Resorts continued its efforts, through subsidiary Wynn PA, Inc. (established by March 2011) and has been pursuing an application for a license from the Pennsylvania Gaming Control Board for many months.

54. The Proxy also fails to disclose that public input hearings on the application of Wynn PA and other applicants will not he held until April 2013, and suitability hearings of all applicants are not expected to occur until late summer or early fall 2013, at the earliest, according to the Pennsylvania Gaming Control Board. Thus, the Pennsylvania licensing proceedings could create no imminent need to remove Mr. Okada from the Board – even if his status as a director created a real concern, which it does not.

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55. None of this information is included in the January 3 Proxy. Nor is any real explanation offered for why a Special Meeting is suddenly needed to support this long-planned expansion, nearly two years after the Compliance Committee initiated its purported investigation.

Mr. Okada’s Investments in the Philippines

56. The January 3 Proxy contends, on page 4, that “[i]n January 2011, after the Company became aware that Mr. Okada was falsely representing to multiple people that he . . . and the Company were involved in a joint venture together in the Philippines, the Company retained an independent investigatory firm to conduct an independent investigation into various risks associated with investing in the gaming industry in the Philippines.”

57. The January 3 Proxy then asserts on page 4 that about a month later, on February 24, 2011, the Board held a meeting at which (1) it received the conclusions of an independent investigation concerning “the risks of participating in the gaming industry in the Philippines” and the FCPA; (2) Mr. Okada supposedly challenged other directors’ statements about the FCPA and endorsed “hiring ‘third party consultants’ to give gifts to officials” abroad; and (3) the Board thereafter recommended against participation in Mr. Okada’s Philippines venture.

58. The only thing that is accurate about the Proxy with respect to the events of January and February 2011 is that Wynn Resorts decided to decline the opportunity to be involved in a casino resort project in the Philippines, which it had been seriously considering for many years. In truth, Wynn Resorts and Steve Wynn in particular had long been well aware of Mr. Okada’s efforts to pursue a casino project in the Philippines, since at least April 2008, expressly supported those efforts, and even considered joining in a joint venture without raising purported concerns about it. And Mr. Okada never made the statements attributed to him, either at the February 2011 Board meeting or at any other time. He has never questioned the need for Wynn Resorts to comply with all applicable laws, including the FCPA. To the contrary, Mr. Okada denies making those statements, as the Company well knows but has not disclosed in its January 3 Proxy. The Company also knows, but has not disclosed, that Mr. Okada alone among the directors has expressed serious concern about the Company’s own compliance with FCPA and related prohibitions of payments to induce favorable action by foreign government officials.

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59. For example, in April 2008, Kevin Tourek, a member of Wynn Resorts’ Compliance Committee, emailed Frank Schreck, the then-head of Universal’s Compliance Committee. The email was regarding Universal’s investment in the Philippines. Mr. Tourek confirmed that – so long as Universal was in compliance with the laws of the Philippines – the investment would not be something that would concern Wynn Resorts or its regulators.

60. The September 2009 IPO Prospectus for Wynn Macau, Ltd. (a Company subsidiary) also acknowledged and ratified Universal’s plans to open a casino in the Philippines:

In addition to its investment in Wynn Resorts, Limited, [Universal] has invested in the construction of a hotel casino resort in the Philippines, which is anticipated to open to the public in 2010. Mr. Okada confirms that, as at the Latest Practicable Date, except for his indirect shareholding interests in Wynn Resorts, Limited through Aruze USA, Inc., neither he nor his associates holds, owns or controls more than 5% voting interests in an entity which, directly or indirectly, carries on, engages, invests, participates or otherwise is interested in any company, business or operation that competes, or is reasonably expected to compete, with the business carried on by us in Macau.

61. Steve Wynn himself acknowledged his longstanding knowledge of the Philippines project on a May 1, 2008 conference call with stock analysts:

Well, first of all, I love Kazuo Okada as much as any man that I’ve ever met in my life. He’s my partner and my friend. And there is hardly anything that I won’t do for him. Now, we are not at the present time an investor, nor do we contemplate, an investment in the Philippines. This is something that Kazuo Okada and his company, [Universal], has done on its own initiative. He consults me and has discussed it with me extensively and I’ve given him my own personal thoughts on the subject and advice. And, to the extent that he comes to me for any more advice or input, all of us here at the Company will be glad to give him our opinions. But that’s short of saying this is a Wynn Resorts project. It is a [Universal] project.

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62. Though no investment was contemplated in 2008, Steve Wynn was reconsidering the opportunity by 2010. On June 14, 2010, Steve Wynn and Mr. Okada jointly visited Manila to conduct due diligence on behalf of Wynn Resorts and Universal. On information and belief, Steve Wynn was considering pursuing the project in his individual capacity as well as on behalf of Wynn Resorts. As illustrated in these photographs, the pre-arranged trip involved meetings with dignitaries and officials and informational presentations on the project:

WELCOME TO THE PHILIPPINES
CHAIRMAN
STEVE WYNN
and
CHAIRMAN
KATZUO OKADA
ARUZE
UNIVERSAL

ARUZE
UNIVERSAL

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Steve Wynn stands on the right in the second photo above, with his arm around Mr. Okada, and in the center of the third photo, with Mr. Okada behind him.

63. The January 3 Proxy also fails to disclose that, in April 2011, months after its purported “discovery” of Mr. Okada’s supposedly “falsely representing” that Universal and Wynn Resorts were involved in a joint venture, and months after the Board supposedly confronted Mr. Okada about Universal’s Philippines project and Mr. Okada’s purportedly unacceptable statements about FCPA compliance issues, Wynn Resorts’ Board unanimously nominated Mr. Okada and recommended that shareholders reelect him to the Board at the Company’s May 17, 2011 Annual Meeting. In urging shareholders to re-elect Mr. Okada as a director, Wynn Resorts stated in its April 7, 2011 proxy solicitation, publicly filed with the SEC, that Mr. Okada still “br[ought] an international perspective that is essential to the Company’s strategic vision. In addition, his primary business as a manufacturer and developer of gaming equipment adds significant value to our operations.” Without disclosing any alleged concerns over Mr. Okada’s purported views of the permissibility of foreign bribery, the Company further stated to all shareholders in its April 7, 2011 filing that “Aruze USA has been found suitable by the Nevada Gaming Commission as a major shareholder of the Company.”

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64. The reason why Wynn Resorts makes no mention in its current, January 3 Proxy of its previous, truthful, laudatory statements about Mr. Okada in connection with the May 2011 Annual Meeting and Mr. Okada’s election to the Directorship that is now at issue is because the Company’s prior statements were true and are inconsistent with Wynn Resorts’ more recently invented, false theories to the effect that Mr. Okada is “unsuitable” and that the Company was purportedly gravely concerned about Universal’s activities and Mr. Okada’s supposed statements to the Board as of and prior to April 2011. Without full and truthful disclosure by Wynn Resorts of the foregoing omitted and/or misstated material facts, shareholders of Wynn Resorts are likely to be misled in making their decision whether to accept the Executive Committee’s recommendation that Mr. Okada be removed from the Board.

Steve Wynn’s Activities in Macau

65. The January 3 Proxy, on pages 7-8, attempts to deflect Mr. Okada’s criticism of a May 2011 contribution by Wynn Macau of $135 million ($25 million in cash with a commitment for additional donations of $10 million each year from 2012 through 2022) to the University of Macau Development Foundation. The Proxy states that “[t]he pledge was consistent with the Company’s long-standing practice of providing philanthropic support for deserving institutions in the markets in which it operates” and followed “an extensive analysis which concluded that the gift was made in accordance with all applicable laws.”

66. The January 3 Proxy, however, fails to mention that prior to making its $135 million commitment to the Development Fund, Wynn Resorts had been pursuing a land concession on the Cotai Strip in Macau for the development of a new casino since at least February 2006.

67. Nor does the January 3 Proxy disclose that the Chancellor of the University of Macau also has ultimate oversight of gaming matters in Macau; that the $135 million pledge represents approximately 70% of the University of Macau Development Fund’s entire endowment; and that one month after the “donation,” in June 2011, Wynn Resorts finally

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received the land concession it had been seeking on the Cotai Strip for approximately five years. All of this transpired within months of the alleged February 2011 Board meeting about FCPA compliance.

68. The Proxy also is false and misleading in that Wynn Resorts’ purported “longstanding practice” of philanthropy does not exist. The Proxy fails to disclose that the only other charitable donation Wynn Resorts has disclosed in SEC filings in its history was a $10 million Ming dynasty vase donated to the Macau Museum in 2006 – the same year in which Wynn Resorts first applied for a land concession on the Cotai Strip in Macau.

69. These two “donations” are not isolated examples of how Steve Wynn has jeopardized the Company’s lucrative gaming licenses by suspicious and unusually lavish donations designed to curry favor with foreign government officials. As the Wall Street Journal reported on July 1, 2012, the $4 billion Cotai project – referred to by Steve Wynn as “the single most important project” in the Company’s history – has been linked to a $50 million payment by Wynn Resorts to an obscure Macau company and individuals with connections to Macau’s former top government official, his close associate and a businessman from a prominent Beijing family. The Proxy discloses nothing about this.

70. Mr. Okada has, moreover, independently obtained copies of documents that purport to be the underlying agreements between Steve Wynn and an individual named “Ho Ho” that are discussed in the Wall Street Journal article. He has addressed a letter to the Wynn Resorts Board, urging the appointment of a special investigator to lead an independent investigation regarding these suspicious agreements. A true and correct copy of Mr. Okada’s letter is attached hereto as Exhibit D.

71. The Proxy also fails to disclose that, despite repeated demands by Mr. Okada, Steve Wynn has refused to disclose to Mr. Okada how he actually spent about $90 million that Mr. Okada caused Aruze USA to contribute to the Company’s predecessor in 2002. On October 15, 2012, the District Court for Clark County, Nevada ordered Wynn Resorts to disclose to Mr. Okada

“[e]xpenditures greater than $10,000 from the $120 million capital contribution of Aruze USA, Inc.; and [e]xpenditures of any amount for or on behalf of government or gaming officials

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from the $120 million capital contribution of Aruze USA, Inc.” Despite this court order, Mr. Okada has still not received a satisfactory explanation of how his money was used, or the extent to which Steve Wynn abused his trust by making expenditures for improper purposes. Again, the Proxy discloses nothing about this.

72. As noted in the section titled “RISK FACTORS” of the Company’s most recent 10-K filing with the SEC, “[w]e are entirely dependent upon our resorts in Las Vegas and Macau for all our cash flow. As a result, we are subject to a greater degree of risk than a gaming company with more operating properties.” The filing proceeds to acknowledge that “[f]ailure to adhere to the regulatory and gaming environment in Macau could result in the revocation of Wynn Macau, S.A.’s concession,” or “risk that U.S. regulators could determine that Macau’s gaming regulatory framework has not developed in a way that would permit us to conduct operations in Macau in a manner consistent with the way in which we intend, or the Nevada gaming authorities require us, to conduct our operations in the United States.”

73. Mr. Okada recognized the mortal risk to the Company posed by Steve Wynn’s willingness to pay to play with foreign officials, but the Company has sought to push him aside for asking the wrong questions. Shareholders voting on the Removal Proposal need to know the complete set of facts behind Steve Wynn’s pursuit of the Cotai gaming concession in order to properly evaluate the January 3 Proxy’s claim that “an extensive analysis” by the Company concluded that the $135 million University of Macau donation “was made in accordance with all applicable laws,” as well as the attendant false insinuation that Mr. Okada’s opposition to the donation was unfounded and interfered with effective governance of the Company.

The Sham Freeh Sporkin Investigation

74. The January 3 Proxy relies extensively upon the February 2012 Freeh Report, which the Proxy describes on page 3 to have “uncovered and documented … more than three dozen instances over a three-year period in which Mr. Okada and his associates engaged in improper activities … in apparent violation of U.S. anti-corruption laws and in contravention of the Company’s Code of Conduct.” The Proxy goes on to claim on page 5 that “Mr. Okada failed, during the [February 15, 2012] interview [of Mr. Okada by Freeh Sporkin] or subsequently, to offer evidence to contradict the findings of the Freeh Report or to exculpate himself or his affiliates.” These statements are false and materially misleading.

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75. On February 16, 2012, hours after Mr. Okada’s only in-person interview with Freeh Sporkin investigators, his counsel e-mailed Mr. Freeh with a request to submit additional material for consideration. On February 17, 2012, Mr. Freeh replied:

I can suggest two possibilities in response to your letter:

First, that you provide me as soon as possible, and no later than 600p PacT today, with a proffer of what Mr Okada and Universal wish to submit for additional consideration. Your very able firm has represented Mr. Okada now for several weeks and you know the principal areas of our investigation based on Wednesday’s interview. So I would expect you can make such a proffer.

Secondly, Mr Okada will have the opportunity to respond to my report after he receives a copy, along with the other Wynn Resorts’ directors. I will certainly consider and evaluate whatever information may be provided.

….

I also note that Mr. Okada’s litigation against Wynn Resorts has now predicated an SEC inquiry and no doubt drawn the proper attention of other regulatory agencies. Consequently, the Compliance Committee has given me instructions to conclude my report with all deliberate speed.… Anyway, I have a great deal of respect for you and believe the above alternatives allow for a fair resolution at this stage.

Best regards,

Louie

76. Mr. Okada immediately responded through counsel that:

“Under the circumstances, and in particular the right time framework, I think it makes the most sense for Mr. Okada, UE, Aruze USA and our Firm to review your report and to use it to focus our efforts in providing you additional information. So, we accept the second of the two proposals in your letter, and would expect that the opportunity to respond will include an opportunity for our law firm to work with Mr. Okada, UE, and Aruze USA in order to be able to respond in a complete and helpful fashion. Thanks very much.”

77. An hour and a half later (now late in the day on Friday, February 17, 2012), Mr. Freeh sent a response, contradicting his earlier communications:

Just to confirm, I will now deliver my report to the Compliance Committee having completed my investigation regarding the matters under inquiry. It is my understanding that the Compliance Committee will thereafter provide all of the Directors, including Mr. Okada, with a copy of the report. As we both stated, Mr. Okada can then submit any responses to the report which will be considered and evaluated. However, the report I am submitting is not a ‘draft’ subject to being finalized after Mr. Okada provides any response. Rather this is akin to a final brief being submitted with the opportunity for a response to be made.

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(emphasis added). True and correct copies of the above correspondence with Mr. Freeh on February 17, 2012 are attached hereto as Exhibit E.

78. Contrary to Mr. Freeh’s promise, the next day, February 18, 2012, Wynn Resorts refused to give Mr. Okada a copy of the Freeh Report, cut him off from the meeting at which it was discussed and presented to the rest of the Board (except Mr. Okada, who first saw the report after Wynn Resorts made it public), and then purported to redeem Aruze USA’s stock (at a nearly $1 billion discount) on the same day, without giving Mr. Okada any opportunity whatsoever to provide a response.

79. Moreover, the Wynn Resorts Board’s improper use of the Freeh Report as a justification for redeeming Aruze USA’s shareholdings followed the threat (described above in paragraph 33) made on Steve Wynn’s behalf to Mr. Okada to publicize the Freeh Report if Aruze USA would not sell its Wynn Resorts shares to Steve Wynn at a substantial discount. This threat, to effectively “bury” a report detailing alleged wrongdoing by the largest shareholder of Wynn Resorts in exchange for the discounted sale of those shares to Steve Wynn personally, confirms that the Freeh Report was pursued for improper purposes and that Steve Wynn’s targeting of Mr. Okada was motivated by Steve Wynn’s desires to eliminate a challenge to his authority, to regain his status as the Company’s largest shareholder and to self-deal, rather than by any altruistic desire to protect the Company from allegedly “unsuitable” shareholders.

80. Thus, instead of offering Mr. Okada a chance to respond to the Freeh Report, Wynn Resorts leaked the report to the Wall Street Journal and attached it as an exhibit to a complaint filed in Nevada state court during the early hours of the morning of Sunday, February 19, 2012. Wynn Resorts had refused to provide Mr. Okada a copy of the report only hours earlier, demanding that Mr. Okada sign a nondisclosure agreement that arguably would have precluded him from using the report in legal proceedings.

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81. Nowhere does the January 3 Proxy disclose any of these facts, which demonstrate that the Company was following a predetermined and carefully orchestrated strategy designed to eliminate Aruze USA’s interest as the largest shareholder of Wynn Resorts and muffle Mr. Okada’s influence on the Board, rather than any real independent investigation designed to learn the truth. If the Company had any interest in learning the truth, it would have disclosed to Mr. Okada that it wished to learn about the hospitality expenses paid by Universal that are the principal focus of the Freeh Report before surprising Mr. Okada with questions about those matters to which no executive could be expected to have all the answers immediately, instructing Freeh Sporkin to reverse its promise and instead prepare a final “report” with no opportunity to respond, and cancelling Aruze USA’s shares.

82. Instead, the January 3 Proxy states that Mr. Okada “failed … to offer evidence to contradict the findings of the Freeh Report or to exculpate himself or his affiliates,” without disclosing that he was allowed no opportunity to do so and without disclosing that the Company had ignored the promise by Mr. Freeh that Mr. Okada would have an opportunity to respond to Freeh Sporkin’s report after receiving it. The January 3 Proxy, by design, thereby creates a strong false and misleading impression that the investigation leading to the Freeh Report and redemption of Aruze USA’s shares was conducted fairly and with a full and fair opportunity by Mr. Okada to present the facts, when this was anything but the case.

83. As the solitary pillar of evidence substantiating the Executive Committee’s allegations that Mr. Okada is “unsuitable” and must be removed as a director as soon as practicable, the Freeh Report assumes vital importance in the Removal Proposal, and the aforementioned false statements and material omissions are and would be highly material to the mind of a reasonable shareholder.

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The Company’s Code of Conduct and FCPA Training

84. The January 3 Proxy states on page 4 that “Mr. Okada is the only director of the Company who has not signed the Company’s Code of Conduct, despite repeated requests by the Company, and not participated in mandatory FCPA training for directors for the past two years.”

85. The Proxy fails to state, however, that the Amended Code of Conduct at issue was prepared after Mr. Okada was first asked to resign from the Company as a director, and was drafted so as to include provisions that Wynn Resorts knew Mr. Okada would not be able to accept without clarification due to his business as Chairman and principal owner of Universal. Mr. Okada attempted, through his attorneys, to reach an agreement regarding certain provisions of the Amended Code of Conduct that could have hindered his ability to continue to develop a casino in the Philippines, a project that the Company has been aware of since 2008. No agreement was reached, and Mr. Okada could not justify risking creating a legal issue regarding Universal’s substantial investment in the Philippines by signing an Amended Code of Conduct offered by a Board that had already expressed its intention to remove him as a director. These issues had nothing to do with the issues of “suitability,” which the Proxy also fails to disclose. Mr. Okada is a strong believer in conducting business ethically and in full compliance with the law everywhere in the world, and fully supports the principles behind the Company’s Amended Code of Conduct, as was repeatedly made clear to the Company but which the Proxy fails to disclose. The Proxy also fails to disclose that Mr. Okada had signed the Company’s prior Code of Conduct.

86. Moreover, the January 3 Proxy fails to acknowledge that Mr. Okada was precluded from attending the October 31, 2011 FCPA training session referenced therein. This training – again, scheduled after Mr. Okada was asked to resign as a director – fell on a date when Mr. Okada was obligated to be overseas and it was not feasible for him to attend. The Company refused Mr. Okada’s request to either (i) reschedule or (ii) provide him with a recording of the training session so that he could review it. By failing to disclose these facts, the Proxy creates the materially misleading and false impression that Mr. Okada was provided an opportunity but failed to attend a mandatory training. The reality is that the Company refused to schedule a training session on a date when Mr. Okada could attend.

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87. True and correct copies of e-mail correspondence regarding Mr. Okada’s efforts to (i) obtain a translated copy of the Company’s Code of Conduct, and (ii) reschedule the FCPA training are attached hereto as Exhibits F and G, respectively.

88. The aforementioned statements in the Proxy create an impression in the mind of a reasonable shareholder that Mr. Okada willfully evaded good faith precautions by Wynn Resorts to avoid violations of the FCPA. This simply is not the case, and Wynn Resorts shareholders deserve to know the context in which Mr. Okada took the action he did.

Unilateral Redemption of Mr. Okada’s Majority Stake

89. The January 3 Proxy describes on page 5 how Aruze USA’s controlling equity interest in the Company was forcibly redeemed, claiming that the decision to redeem Aruze USA’s shares for a $1.9 billion promissory note, payable in ten (10) years, was supported by the valuation opinion of “Moelis & Company as an independent financial advisor.”

90. The Proxy fails to disclose, however, that Wynn Resorts itself had valued Mr. Okada’s shareholdings at $2.9 billion just weeks earlier in a January 27, 2012 court filing, and at $2.7 billion in a December 15, 2011 letter to Aruze USA’s attorneys.

91. Moreover, the Proxy fails to disclose that the allegedly “independent financial advisor” whose purported opinion was used to justify Wynn Resort’s $1.9 billion valuation of Aruze’s shares on February 18, 2012, Kenneth Moelis, is actually a longtime associate of Steve Wynn’s who previously helped finance Steve Wynn’s Golden Nugget Casino in Atlantic City, New Jersey, and Mirage Casino in Las Vegas, Nevada.

92. Finally, the Proxy does not disclose that, prior to the forced redemption, Aruze USA was the largest single shareholder in Wynn Resorts. On March 5, 2010, Steve Wynn filed to divorce Elaine Wynn. Later that month, he reached an agreement to split the couple’s stake in Wynn Resorts stock. As a result of the divorce settlement, Mr. Okada (through Aruze USA) was now by far Wynn Resorts’ largest stockholder, owning 19.66% (24,549,222 shares) of the outstanding stock. Steve Wynn possessed less than one-half the voting power of Mr. Okada when

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he caused the Company to redeem and cancel his one-time confidante’s shares in February 2012. By means of the forced redemption, however, Steve Wynn again became the largest single shareholder and removed an independent threat to his consolidation of power over the Company.

93. The foregoing statements in the Proxy are false and misleading as to material facts for the reasons stated above.

Other False and Misleading Statements

94. Mr. Okada disagrees very strongly with many of the other statements in the January 3 Proxy. This Complaint does not attempt to catalog every false and misleading aspect of the Proxy, but rather to raise the foregoing materially false and misleading statements and omissions as grounds for relief under Section 14(a) and SEC Rule 14a-9 and for preliminary and permanent injunctive relief. Mr. Okada reserves the right to address other materially false and misleading statements and omissions in the Proxy if and when appropriate during this litigation.

COUNT I

(Against Defendant Wynn Resorts for Violations of Section 14(a) of the 1934 Act and SEC Rule 14a-9 Promulgated Thereunder)

95. Mr. Okada incorporates the allegations of the foregoing paragraphs as though set forth in full herein.

96. Defendant Wynn Resorts has solicited and is now soliciting shareholder approval for a proposal to remove Mr. Okada as a director of Wynn Resorts through means of the January 3 Proxy, which contains materially false statements and/or which omits material facts that are necessary to make the statements made in the Proxy not false or misleading.

97. By reason of the conduct alleged herein, Wynn Resorts has violated and is violating Section 14(a) of the 1934 Act and SEC Rule 14a-9 promulgated thereunder.

98. If the Special Meeting occurs on February 22, 2013 as scheduled by Wynn Resorts, and Wynn Resorts does not correct and/or is not ordered to correct the false and misleading statements identified herein (for example, by withdrawal of the January 3 Proxy and substitution with a new proxy statement that discloses the true facts), Mr. Okada will be irreparably harmed. The shareholders of Wynn Resorts are likely to be misled into accepting the

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COMPLAINT FOR VIOLATIONS OF FEDERAL SECURITIES LAWS AND FOR INJUNCTIVE RELIEF

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Executive Committee’s recommendation that they vote to remove Mr. Okada as a director of Wynn Resorts based on the false, misleading, and incomplete picture drawn by Wynn Resorts’ January 3 Proxy. Mr. Okada has no adequate remedy at law. Even if money damages could be calculated, a damage award would not be able to restore Mr. Okada to the position he now holds as a duly elected director of Wynn Resorts of which he would thereby be unjustly deprived. The balance of hardships strongly favors Mr. Okada, in that the harm resulting to him from proceeding with the vote based on Wynn Resorts’ false and misleading January 3 Proxy is immediate and direct, whereas there is no countervailing urgency on the part of Wynn Resorts to remove Mr. Okada before the 2013 Annual Meeting (slated for the first week of May), given that it is already excluding him from the Board’s meetings and deliberations and has taken no action with respect to these matters for nearly a year.

99. Mr. Okada prays for relief as set forth below.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for relief as follows:

100. Declaring that Defendant Wynn Resorts has violated Section 14(a) of the 1934 Act and SEC Rule 14a-9 thereunder in the January 3 Proxy;

101. Preliminarily and permanently enjoining Defendant Wynn Resorts’ Special Meeting of shareholders, currently noticed for February 22, 2013, at 9:00 a.m., and/or for other appropriate injunctive relief with respect to Wynn Resorts’ violations of the 1934 Act as alleged herein;

102. Awarding Mr. Okada his reasonable costs and expenses incurred in this action; and

103. For such other and further relief as the Court may deem just and proper.

JURY DEMAND

104. Mr. Okada demands a trial by jury with respect to all issues triable by jury.

29	Case No. 2:13-cv-00136

COMPLAINT FOR VIOLATIONS OF FEDERAL SECURITIES LAWS AND FOR INJUNCTIVE RELIEF

Case 2:13-cv-00136    Document 1    Filed 01/24/13    Page 30 of 30

Dated: January 24, 2013	LIONEL SAWYER & COLLINS
SAMUEL S. LIONEL (SBN 1766)
CHARLES H. McCREA, JR. (SBN 104)
STEVEN C. ANDERSON (SBN 11901)

MORGAN, LEWIS & BOCKIUS LLP
MARC J. SONNENFELD*
JOSEPH E. FLOREN*
BENJAMIN P. SMITH*
CHRISTOPHER J. BANKS*

	By	/s/ Charles H. McCrea, Jr. (SBN 104)

Attorneys for Plaintiff,
KAZUO OKADA

* pro hac vice application forthcoming

30	Case No. 2:13-cv-00136

COMPLAINT FOR VIOLATIONS OF FEDERAL SECURITIES LAWS AND FOR INJUNCTIVE RELIEF